Exhibit 10.20

CONSULTATION AND SCIENTIFIC ADVISORY BOARD AGREEMENT

THIS CONSULTATION AND SCIENTIFIC ADVISORY BOARD AGREEMENT (the “Agreement”), dated as of 7th Sept., 2011 (the “Effective Date”), is made between OVASCIENCE, Inc., a Delaware corporation, and its successors, subsidiaries and affiliates (collectively, the “Company”), and David Sinclair (“Consultant”).

WITNESSETH

WHEREAS, Consultant is permitted to enter into consulting agreements with private companies;

WHEREAS, the Company desires to have the benefit of Consultant’s knowledge and experience in the commercial and scientific development of the Company’s technology base, and Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement;

WHEREAS, the Company desires to have Consultant serve as a member of the Company’s Scientific Advisory Board (the “SAB”), and Consultant desires to serve as a member of the SAB;

WHEREAS, the Company acknowledges that the Consultant is an employee of Harvard University (“Institution”); and

NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, effective as of the Effective Date, the Company and Consultant hereby agree as follows:

1.                                       Consultant and SAB Member.  The Company hereby retains Consultant as a consultant and as a member of the SAB, and Consultant agrees to serve the Company as a consultant and a member of the SAB upon the terms and conditions hereinafter set forth.  Notwithstanding anything in the foregoing to the contrary, the Company may remove Consultant from the SAB at any time immediately upon written notice to Consultant.

2.                                       Term.  Subject to the terms and conditions hereinafter set forth, the term of Consultant’s consulting arrangement and service on the SAB hereunder (hereinafter referred to as the “Consultation Period”) shall commence on the Effective Date, and shall continue for 48 months; provided, however, that the Company or Consultant may at any time, upon thirty (30) days’ notice to the other party (in the manner hereinafter provided), terminate this Agreement.

3.                                       Consultation and SAB Duties.

3.1.                              During the Consultation Period, Consultant shall (i) consult with and advise the Company or the Company’s designee(s) in their field of expertise and knowledge on matters related to the business, products and technologies of the Company, (ii) prepare in advance for, attend and participate in SAB meetings (while they are a member or are requested to attend), and (iii) provide such additional consulting and advisory services as Consultant and the Company may agree to from time to time.  The Company shall give Consultant reasonable advance notice of any consulting services required of them hereunder.

3.2.                              All services hereunder to be performed by Consultant for the Company shall be under the general supervision of the Company and shall be provided at such times and places as the Company may from time to time reasonably request and Consultant may reasonably agree.    Consultant shall attend in-person at least two (2) meetings of the SAB.  Consultant shall spend, on average, no more than one (1) business day per quarter in performing services for the Company.  For clarity, such services shall not involve any use of Institution facilities, space, materials or other resources, provided that Consultant may use the library, computer hardware, software and services (including without limitation electronic subscriptions, internet, and email), and Consultant’s office, telephone, and fax.

3.3.                              Consultant shall devote their best efforts and ability to the performance of their consulting services and shall perform and deliver such services in a professional and workmanlike manner.  All consulting services performed by Consultant for the Company shall be at times reasonably convenient to Consultant, and nothing contained herein shall interfere with Consultant’s teaching responsibilities, research duties, administrative responsibilities or other responsibilities required by any Institution.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to restrict or limit the duties Consultant is performing or may perform in the course of, or incidental to, Consultant’s appointment at Hospital, including but not limited to research sponsored by a third party commercial entity, nor shall anything in this Agreement be construed to restrict or limit Consultant’s right to serve as an advisor to any hospital or to any governmental or not-for-profit organization.

3.4.                              Notwithstanding anything to the contrary in this Agreement, the provisions of this Agreement are subject to the understanding that Consultant is affiliated with the Employers and Affiliates and must fulfill certain obligations to the Employers and Affiliates pursuant to the guidelines or policies adopted by the Employers and Affiliates in Exhibit B.  By way of example and not limitation, Company acknowledges that: (i) Consultant is a member of the faculty of Harvard Medical School (HMS or University or Institution); (ii) Consultant is subject to certain policies of the University, as such policies may be revised from time to time, including, among others, policies concerning consulting, conflicts of interest and commitment, and intellectual property; (iii) this Agreement is subject to such policies; and (iv) and any provision of this Agreement that conflicts with such policies shall be superseded by such policies. Further, the Company agrees that this Agreement is subject to the Addendum to Consulting Agreement attached hereto as Exhibit B, the terms of which are incorporated herein by reference.  In addition, Company and the Consultant understand and agree that the Consultant, as an employee and faculty member of

HMS, is prohibited by HMS conflict of interest policies from holding any Executive Position (defined in the policy as any position responsible for a material part of the operation of a for-profit Business engaged in commercial or research activities of a biomedical nature), including that of Scientific Director, and that the entire and overall relationship between Company and the Consultant, both as described in this Agreement and otherwise, does not and will not constitute any such Executive Position so long as the Consultant remains a full time HMS faculty member.

3.5.                              In the performance of the Services and subject to pre-existing obligations and commitments to HMS and other Employers, the aforesaid services and the hours the Consultant is to work on any given day will be entirely within Consultant’s control and Company will rely upon Consultant to put in such number of hours as is reasonably necessary to fulfill the spirit and purpose of this Agreement.

4.                                       Compensation; Restricted Stock.

4.1.                              SAB Meetings & Consulting Services.  The Company shall pay to the Consultant a fee of Ten Thousand dollars ($10,000.00) per quarter to include payments for SAB meetings and consulting services noted in Section 3. The Company shall also reimburse Consultant for all reasonable travels expenses to and from such SAB meetings.  The Company shall pay such fee to Consultant within thirty (30) days after each calendar quarter.

4.2.                              Consulting Fees.  If the Company requests that Consultant provide consulting services in addition to services note in Section 3.2, the Company shall pay to Consultant consulting fees in the amount of $350.00 per hour for such services; provided, however, that the extent of such services shall be agreed upon in advance, and no compensation shall be payable for periodic telephonic, email or other routine consultations between the Company and Consultant.  Consultant shall submit to the Company, in a form satisfactory to the Company, itemized monthly statements of any such services performed for the Company and the number of hours worked thereon.  The Company shall pay Consultant for such services as set forth in this Section 3.2 within thirty (30) days after receipt of the monthly statement.

4.3.                              Reimbursement of Expenses.  The Company shall reimburse Consultant for all reasonable and necessary expenses incurred or paid by Consultant in connection with or related to the performance of their consulting services and attendance at SAB meetings pursuant to this Agreement (the “Expenses”), provided, however, that no single Expense or series of related Expenses greater than $1,000.00 shall be reimbursed by the Company unless approved by the Company in advance.  Consultant shall submit to the Company, in a form satisfactory to the Company, itemized monthly statements of Expenses incurred by Consultant in the previous month.  The Company shall reimburse Consultant for such Expenses within thirty (30) days after receipt of the monthly statement.

4.4.                              Restricted Stock Award.  In further consideration for the services rendered hereunder, the Company granted Consultant a restricted stock award, subject to a restricted stock agreement dated April 7, 2011 (the “Restricted Stock Agreement”).

4.5.                              Benefits.  Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

5.                                       Termination.  Each party may, without prejudice to any right or remedy they may have due to any failure of the other party to perform their obligations under this Agreement, terminate the Consultation Period upon thirty (30) days’ prior written notice to the other party.  The Consultation Period shall also terminate automatically upon the death or disability of Consultant.  In the event of any such termination, Consultant shall be entitled to payment for services performed and Expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of Expenses set forth in Section 4.3.  Such payments shall constitute full settlement of any and all claims of Consultant of every description against the Company.  Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon notice to Consultant, if Consultant breaches or threatens to breach any provision of Articles 6, 7 or 9.  The following provisions shall survive expiration or termination of this Agreement:  Articles 7, 9, 15 and 17.  Upon any termination of the Consultation Period, Consultant shall be deemed to have resigned, effective as of the date of such termination, from all positions held by Consultant with the Company.

6.                                       Cooperation.  The Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform their obligations hereunder.  Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all policies, procedures, rules, regulations and security requirements of the Company concerning the safety of persons and property or otherwise applicable to Consultant.

7.                                       Inventions and Proprietary Information.

7.1.                              Inventions.

7.1.1.                     All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable or copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others, whether during normal business hours or otherwise, (a) during the Consultation Period and in the direct performance of services under this Agreement or (b) during the Consultation Period and derived from or using Proprietary Information of the Company (as hereinafter defined in subsection 7.2.2) (“Inventions”), shall be the sole property of the Company.

Consultant hereby assigns to the Company all Inventions and any patents, copyrights, trademarks, trade names and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of the Company as their duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Upon the request of the Company and at the Company’s expense, Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. Consultant also hereby waives all claims to moral rights in any Inventions.

7.1.2.                     Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may reasonably be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of the Company at all times.

7.1.3.                     Notwithstanding anything to the contrary in this Agreement, in accordance with Hospital’s Intellectual Property Policy, the Company shall not obtain any right under the terms of this Agreement in or respecting any Invention which was made using any funds or facilities of the Hospital, other than use of the library, computer hardware, software and services (including without limitation electronic subscriptions, internet, and email), and Consultant’s office, telephone, and fax as permitted under Section 3.2 of this Agreement.

7.2.                              Proprietary Information.

7.2.1.                     Consultant acknowledges that their relationship with the Company is one of high trust and confidence and that in the course of providing services to the Company, including while serving on the SAB, he will have access to and contact with Proprietary Information (as hereinafter defined in subsection 7.2.2).  Consultant agrees that he will not, during the Consultation Period or at any other time thereafter, disclose to others, or use for their benefit or the benefit of others, any Proprietary Information or Invention.

7.2.2.                     For purposes of this Agreement, “Proprietary Information” shall mean all information (whether or not patentable or copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention not subject to Section 7.1.3 above, formula, structure or other information pertaining to a reagent or chemical compound, vendor information, customer information, drawing or other information pertaining to an apparatus or equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license and price, cost or employee list that is communicated to, learned of, developed or otherwise acquired by Consultant while performing services for or on behalf of the Company under this Agreement.

7.2.3.                     Consultant’s obligations under this Section 7.2 shall not apply to any information that: (i) is generally known to the public at the time of disclosure or becomes generally known to the public under circumstances involving no breach by Consultant or others of the terms of this Section 7.2; (ii) is in Consultant’s possession, as evidenced by contemporaneous written records, at the time of disclosure other than as a result of any prior confidential disclosure by the Company or by another party or as a result of Consultant’s breach of any legal obligation; (iii) is developed by or for Consultant without reference to or reliance upon Proprietary Information, as evidenced by contemporaneous written records; (iv) becomes known to Consultant, as evidenced by contemporaneous written records, without any obligation of confidentiality through disclosure by sources other than the Company having the legal right to so disclose such Proprietary Information; (v) is generally or routinely disclosed to third parties by the Company without restriction on such third parties; (vi) is approved for release by written authorization of the Board of Directors of the Company; or (vii) is required to be disclosed by Consultant to comply with applicable laws or governmental regulations; provided that Consultant provides prior written notice of such disclosure to the Company and takes all reasonable and lawful actions to avoid and/or minimize the extent of such disclosure, including without limitation cooperating fully with the efforts of the Company to avoid and/or minimize such disclosure.

7.2.4.                     Upon expiration or termination of this Agreement, or any other time upon request by the Company, Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) containing Proprietary Information or otherwise relating to the business of the Company.

7.2.5.                     Consultant represents and warrants that their retention as a consultant with the Company and their performance pursuant to and in accordance with this Agreement does not, and will not, breach any agreement that obligates them to keep in confidence any trade secrets or confidential proprietary information of their or of any other party (including, without limitation an Institution), or to refrain from competing, directly or indirectly, with the business of any other party.  Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.  Consultant shall not be obligated to disclose to the Company any unpublished results of research performed at Institutionby Consultant or any other Institutionemployee, student, or member of Hospital’s professional staff.

7.2.6.                     Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  Consultant agrees to be bound by all such obligations and restrictions that are known to them, and to take all action necessary to discharge the obligations of the Company under such agreements; provided, however, that nothing in this Section 7.2.6 shall supersede or alter in any way the provisions of Section 7.1.3.

7.3.                              Remedies.  Consultant acknowledges that any breach of the provisions of this Article 7 or Article 9 will result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

8.                                       Independent Contractor Status.  Consultant shall perform all services under this Agreement as an independent contractor and not as an employee or agent of the Company.  Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company, or to bind the Company in any manner.

9.                                       No Conflict of Interest; Noncompetition; Nonsolicitation.

9.1.                              Consultant represents and warrants to the Company that, as of the Effective Date, he is not a party to any agreement or arrangement which would constitute a conflict of interest or that would conflict with the terms of this Agreement, or would prevent them from carrying out their obligations to the Company under this Agreement.  During the Consultation Period, Consultant shall first notify the Company and obtain the written consent of the Company prior to entering into such an agreement or incurring such an obligation.  If Consultant fails to notify the Company of such an agreement or obligation within thirty (30) days of the occurrence thereof, the Company shall have the right to terminate this Agreement immediately pursuant to Section 5.

9.2.                              Consultant understands the confidential nature of the Proprietary Information they will acquire or develop in performing services under this Agreement, including while serving on the SAB.  Consultant acknowledges that if such Proprietary Information were revealed to competitors of the Company, then such disclosure could cause substantial damage to the Company.  Therefore, for the duration of the Consultation Period and for three (3) years thereafter, Consultant shall not engage in any activities that would directly compete with the Company, including without limitation becoming employed by, serving as a consultant to, serving as a member of a scientific advisory board for (or other board, committee or organization), serving as a member of a steering committee or research committee for, or acting in any manner on behalf of any other for-profit enterprise that conducts or intends to conduct activities directly competitive with those of the Company or for any other for-profit fertility enterprise, without first obtaining the written consent of the Company.  The Company agrees not to unreasonably withhold or delay its consent to activities by Consultant in areas with respect to which the Company either has no business or does not intend to develop business.

Consultant and the Company acknowledge that Consultant is not employed by the Company

9.3.                              Attached as Exhibit A hereto is a complete list of Consultant’s existing consulting or other relationships with commercial entities, and Consultant represents and warrants Exhibit A is a complete and accurate list of such existing obligations and that none of them involve activities competitive with or which conflict with the terms of this Agreement and/or the services to be provided hereunder.

10.                                 Publicity.  Consultant consents to the use by the Company of their name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to the Company.  Neither the name of Consultant (subject to the foregoing sentence) nor that of Institutionnor School nor any variation thereon may be used in any advertising, promotional or sales literature, or other publicity without the written approval of the party whose name is to be used, provided that the Company may accurately state the affiliations of Consultant without such approval.

11.                                 Notices.  All notices under this Agreement shall be in writing delivered by a recognized national overnight courier, personal delivery or facsimile transmission and shall be deemed effective upon receipt.  The parties shall designate their address and facsimile numbers in written notices from time to time.

12.                                 Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supercedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, provided that the specific terms of the restricted stock grant set forth in Section 4.4 above shall be governed by and subject to the Restricted Stock Agreement.

14.                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

15.                                 Governing Law and Consent to Jurisdiction.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.  The parties to this Agreement hereby irrevocably consent and submit to the exclusive jurisdiction of any Commonwealth of Massachusetts or Federal court sitting in Boston in any action or proceeding of any type whatsoever arising out of or relating to this Agreement.

16.                                 Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assignees, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Consultant are personal and shall not be assigned by them.

17.                                 Miscellaneous.

17.1.                        No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.2.                        The captions of the articles and sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3.                        In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

OVASCIENCE, INC.

By:
Name:
Title:

DAVID SINCLAIR

By:	/s/ David Sinclair
Name: David Sinclair

EXHIBIT A

Consultant’s Existing Commercial Relationships

Consulting Relationships:

Sirtris, a GSK company

Lux Capital

Horizon Science

Sponsored Research:

None

Equity Interest:

GSK

Cohbar

Segterra

Horizon Science

Other than equity interests in below listed companies, Consultant does not own or control shares of voting stock of any pharmaceutical or biotechnology company that represent (a) in the case of a publicly traded pharmaceutical or biotechnology company, more than 1% of the outstanding voting securities of such company or (b) in the case of a privately held pharmaceutical or biotechnology company, more than 5% of the outstanding voting securities of such company:

[LIST EXCEPTIONS HERE]

Cohbar                                                         5%

EXHIBIT B.

Addendum to Agreement Between the Company and Consultant.

Company acknowledges that Consultant’s primary employment responsibility is to Harvard Medical School and Harvard University (together, “HMS”) and that Consultant¹s obligations under HMS policies take priority over any obligations that Consultant may have to the Company by reason of this Agreement. Company acknowledges that Consultant¹s activities may be further bound by the policies of Governmental agencies (e.g. the National Institutes of Health) or funding agencies (e.g. the Juvenile Diabetes Foundation) as applicable, including policies relating to consulting and conflicts of interest, and that such policies may take priority over any obligations that Consultant may have to the Company by reason of this Agreement.  The parties understand and agree that it is Consultant¹s responsibility to ensure that Consultant¹s services to the Company do not employ proprietary information of HMS nor make substantial use of HMS’s time or resources nor involve HMS students, employees, post-doctoral trainees or any other HMS personnel other than the Consultant.

Consultant¹s services may not restrict or hinder his/her ability to conduct current or foreseeable research or teaching assignments with HMS, nor limit Consultant¹s ability to publish work generated at or on the behalf of HMS, nor infringe on Consultant¹s academic freedom. The Company will have no rights by reason of the Agreement in any intellectual property whatsoever, whether or not patentable or copyrightable, generated wholly or in part as a result of Consultant¹s activities as an employee of HMS or using the resources or proprietary information of HMS.

The Company further acknowledges that Consultant will serve as a Consultant in the capacity of an individual, and not as an agent, employee or representative of HMS. Any confidential or other information provided to Consultant by Company will be deemed received only by Consultant as an individual and not by HMS, and any obligations pertaining thereto will apply only to the Consultant and not HMS.

The name of HMS or Harvard or its affiliates may not be used in connection with Consultant’s services, other than in affiliation as his employer, without written permission from HMS.